Exhibit 10.7

Certificate Number: [[GRANTNUMBER]]

Universal Electronics Inc.
Performance-Based Stock Unit Award Agreement
This Performance-Based Stock Unit Award Agreement (the “Agreement”) is made as of [[GRANTDATE]] (the “Grant Date”) by and between Universal Electronics Inc., a Delaware Company (the “Company”), and the undersigned employee (the “Employee”). The Company has granted, pursuant to the Universal Electronics Inc. Amended and Restated 2018 Equity and Incentive Compensation Plan (the “Plan”), the Employee an award of performance-based stock units, which are “Restricted Stock Units” under the Plan (the “PSUs”), subject to the terms and conditions set forth in this Agreement, including the Statement of Performance Goals attached hereto, and the Plan. As used in this Agreement, the term “Company” shall include, where applicable, any and all of its subsidiaries or related entities. Any capitalized term used in this Agreement that is not defined herein shall have the meaning thereof set forth in the Plan, a copy of which can be obtained by written request to the Company’s Chief Financial Officer.
Whereas, the Board of Directors of the Company (the “Board”) has approved the Plan;
Whereas, the Board has designated and empowered the Compensation Committee of the Board (the “Committee”) to administer the Plan; and
Whereas, the Committee has authorized grants of PSUs to Eligible Persons, payable in shares of the Company’s Common Stock, par value $0.01 per share (each, a “Share”), pursuant to the terms and conditions set forth in the Plan and in this Agreement.
Now, Therefore, the parties, intending to be legally bound, hereto agree as follows:
1.Grant of the PSUs. Subject to the terms and conditions set forth herein, the Employee is hereby granted [[SHARESGRANTEDWORDS]] ([[SHARESGRANTED]]) PSUs on the Grant Date. The number of PSUs set forth in the preceding sentence is the target number of PSUs that may vest subject to and upon the terms and conditions of this Agreement, the Plan, the Employee’s satisfaction of the continued service requirement, and the achievement of the performance goals approved by the Committee, as set forth or contemplated in the Statement of Performance Goals attached hereto (the “Statement of Performance Goals”).
2.Performance Condition and Vesting of the PSUs; Issuance and Delivery of Shares.
(a)Performance Condition and Vesting. Subject to the terms and conditions set forth in this Agreement and in the Statement of Performance Goals, each Tranche (as defined in the Statement of Performance Goals) of PSUs shall vest upon the later of (i) the Committee’s certification of the achievement of the relevant performance goals for such Tranche (the “Certification Date”) and (ii) the relevant Retention Date (as defined in the Statement of Performance Goals) for such Tranche as set forth in the Statement of Performance, provided that the Employee remains continuously employed by the Company or a Subsidiary through the later of the applicable Performance Date (as defined in the Statement of Performance Goals) for such Tranche and the applicable Retention Date for such Tranche. In the event that the performance goals are not achieved during the Performance Period an unvested PSUs will be forfeited. For purposes of this Agreement, “continuously employed” (or substantially similar terms) means the absence of any interruption or termination of the Employee’s employment with the Company or a Subsidiary. Continuous employment shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its Subsidiaries.
(b)Delivery of Shares. Subject to Sections 6 and 7 of this Agreement, as soon as administratively practicable following the date that the PSUs vest, the Company shall issue and deliver to the Employee (or the Employee’s estate or legal representative, in the event of Employee’s death or disability) one (1) Share for each vested PSU; provided, however, that if the Committee requires that the Employee pay withholding taxes through a sale of Shares, settlement of each PSU shall be deferred to the next permissible trading day, but in no event later than March 15 following the calendar year in which the

PSUs vest. For purposes of this Agreement, “permissible trading day” means a day that satisfies all of the following requirements:
(i)the exchange on which the Shares are traded is open for trading on that day;
(ii)the Employee is permitted to sell Shares on that day without incurring liability under Section 16(b) of the Exchange Act;
(iii)either (x) the Employee is not in possession of material non-public information that would make it illegal for the Employee to sell Shares on that day under Rule 10b-5 under the Exchange Act or (y) Rule 10b5-1 under the Exchange Act would apply to the sale;
(iv)the Employee is permitted to sell Shares on that day under such written insider trading policy as may have been adopted by the Company; and
(v)the Employee is not prohibited from selling Shares on that day by a written agreement between the Employee and the Company or a third party.
If there is no permissible trading day by March 15 following the calendar year in which the PSUs vest, the Employee must make alternative arrangements to pay withholding taxes satisfactory to the Company to avoid forfeiture.

In addition, the Shares are issued to the Employee subject to the condition that the issuance of the Shares does not violate any law or regulation and the Shares are subject to such approvals by any governmental agencies or national securities exchanges as may be required. Such issued and delivered Shares shall be in book-entry form maintained by the Company’s Transfer Agent and shall otherwise be transferable utilizing the Company’s Direct Registration System and Profile Modification System.

3.Effect of Termination of Employment. In the event that the Employee’s employment with the Company or a Subsidiary of the Company is terminated for any reason, any PSUs that are unvested as of such date shall be immediately forfeited and cancelled without further action by the parties hereto, and the Employee shall no longer have any rights with respect to the forfeited and cancelled PSUs (or any Dividend Equivalents (as defined in Section 5 hereof) with respect thereto). Notwithstanding the foregoing, in the event that the Employee’s employment with the Company or a Subsidiary terminates between a Performance Date and the corresponding Certification Date for a particular Tranche but after the applicable Retention Date for such Tranche, the Employee will remain entitled to vest in the PSUs for such Tranche upon the Certification Date.
4.Effect of Change in Control. Notwithstanding anything to the contrary in this Agreement, in the event that (i) a “Change in Control” (as defined in the Plan) occurs during the Performance Period and (ii) the Employee remains continuously employed through the effective date of such Change in Control, any then-unvested Tranche of PSUs shall vest, if at all, in accordance with Section 3(b) of the Statement of Performance Goals. Any PSUs that do not so vest in accordance with this Section 4 shall be immediately forfeited. Subject to Sections 6 and 7 of this Agreement, as soon as administratively practicable after any PSUs vest in accordance with this Section 4, the Company shall issue and deliver to the Employee (or the Employee’s estate or legal representative, as applicable) one (1) Share free and clear of any restrictions for each vested PSU.
5.Employee’s Rights as Stockholder. Prior to the vesting of the PSUs and delivery of Shares pursuant thereto, the Employee shall have no rights as a stockholder with respect to the Shares to be issued upon the vesting of the PSUs. However, the Employee shall be credited with an amount equal to all cash dividends (“Dividend Equivalents”) that would have been paid to the Employee if one Share had been issued to the Employee on the Grant Date for each PSU granted to the Employee as set forth in this Agreement. In the event of, and contingent upon, the vesting of the PSUs, in addition to the issuance and delivery of Shares in accordance with Section 2 (or Section 4) of this Agreement, the Employee shall be entitled to payment of the Dividend Equivalents in cash.
6.Taxes.
(a)Responsibility for Taxes. The Employee shall be liable for any and all applicable federal, state and local income tax, social insurance, payroll tax, payment on account or other tax-related withholding requirements arising out of this grant or the vesting of the PSUs hereunder (“Tax-Related Items”). Notwithstanding any contrary provision of this Agreement or the Plan, no Shares will be issued to the Employee unless and until satisfactory arrangements (as determined by the Committee) have been made by the Employee with respect to the Tax-Related Items which the Company or the Subsidiary of the Company employing or retaining the Employee (the “Employer”) determines must be withheld with respect to the PSUs or any Shares issued upon vesting. In this regard, the Employee acknowledges and agrees that:
(i)The Employee is ultimately responsible for all Tax-Related Items and the Employee’s liability for Tax-Related Items may exceed the amount withheld by the Company and/or the Employer, if any;
(ii)The Company and/or the Employer make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including, but not limited to, the grant, vesting or settlement of the PSUs, the subsequent sale of Shares acquired upon vesting of the PSUs and the receipt of any Dividend Equivalents;
(iii)The Company and/or the Employer do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate the Employee’s liability for Tax-Related Items or achieve any particular tax result;
(iv)The Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction if the Employee is subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable; and
(v)If the Employee fails to make satisfactory arrangements for the payment of any Tax-Related Items at the time any applicable PSUs otherwise are scheduled to vest pursuant to Section 2 or 4 or, if later, at the time any Tax-Related Items related to PSUs otherwise are due, the Employee will permanently forfeit such PSUs and any right to receive Shares thereunder and the PSUs will be returned to the Company at no cost to the Company.
(b)Withholding of Taxes. Prior to the settlement of the PSUs, the Employee shall pay or make adequate arrangements satisfactory to the Company and the Employer to satisfy his or her withholding tax obligations.
(i)Unless an alternative arrangement satisfactory to the Committee has been provided prior to the time that the PSUs vest, the Employee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their obligations with regard to all Tax-Related Items by Shares being sold on the Employee’s behalf at the prevailing market price pursuant to such procedures as the Company may specify from time to time, including through a broker-assisted arrangement (it being understood that the Shares to be sold must have vested pursuant to the terms of this Agreement and the Plan). The proceeds from the sale will be used to satisfy the withholding obligations for Tax-Related Items (and any associated broker or other fees) arising with respect to the PSUs. Only whole Shares will be sold to satisfy any obligations for Tax-Related Items. For purposes of determining the number of Shares to be sold to satisfy the withholding obligations for Tax-Related Items, the Company may use rates which exceed the Employee’s actual tax rate, including maximum applicable tax rates, in which case the Employee will receive a cash refund of any over-withheld amount not remitted to applicable tax authorities on the Employee’s behalf and the Employee will have no entitlement to receive the equivalent amount in Shares.
(ii)If the Committee determines that the Employee cannot satisfy the obligations for Tax-Related Items through the procedure set forth in the immediately preceding paragraph, then the Committee may satisfy its obligations for Tax-Related Items by one of more of the following methods: (w) requiring the Employee to deliver cash or check to the Company or the Employer; (x) withholding from the Employee’s wages or other cash compensation paid to the Employee by the Company and/or the Employer; (y) withholding Shares otherwise issuable upon vesting of the PSUs with a Fair Market Value equal to the minimum amount of any Tax-Related Items required to be withheld; or (y) such other means as the Committee deems appropriate.
7.Transferability of PSUs. The PSUs or any of the rights granted hereunder may not be sold, pledged or otherwise transferred otherwise than by will or the laws of descent and distribution.

8.Notices. Any notice or demand provided for in this Agreement must be in writing and must be either personally delivered, delivered by overnight courier, or mailed by first class mail, to the Employee at the Employee’s most recent address on file in the records of the Company, and to the Company at 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254, Attention: Chief Financial Officer (with a copy to the Company’s legal department), or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice or demand under this Agreement will be deemed to have been given when received.
9.Severability. This Agreement and each provision hereof shall be valid and enforced to the fullest extent permitted by law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision. Without limiting the generality of the foregoing, if the scope of any provision contained in this Agreement is too broad to permit enforcement to its fullest extent, such provision shall be enforced to the maximum extent permitted by law, and the parties hereby agree that such scope may be judicially modified accordingly.
10.Complete Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
11.No Promise of Employment. Neither the Plan nor this Agreement nor any provisions under either shall be construed so as to grant the Employee any right to remain in the employ of the Company or any of its Subsidiaries.
12.Counterparts. This Agreement may be executed by way of facsimile or electronic signature in separate counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.
13.Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Employee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), and is intended to bind all successors and assigns of the respective parties, except that the Employee may not assign any of the Employee’s rights or obligations under this Agreement except to the extent and in the manner expressly permitted within this Agreement.
14.Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement, without the necessity of posting bond or any other security.
15.Waiver or Modification. Any waiver or modification of any of the provisions of this Agreement shall not be valid unless made in writing and signed by the parties hereto. A waiver by either party of any breach of this Agreement shall not operate as a waiver of any subsequent breach.
16.Governing Law. This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the laws of the state of Delaware without reference to principles of conflict of laws.
17.Code Section 409a. This Agreement is intended to be interpreted and applied so that the Award set forth herein shall be exempt from the requirements of Section 409A of the Code and the final Treasury Regulations promulgated thereunder (collectively, “Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A. To the extent that the Company determines that any provision of this Agreement would cause the Employee to incur any additional tax or interest under Section 409A, the Company shall be entitled to reform such provision without the Employee’s consent to attempt to comply with or be exempt from Section 409A through good faith modifications. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company without violating the provisions of Section 409A. Neither the Company nor any employee, director or officer thereof guarantees that this Agreement complies with Section 409A and no such party shall have any liability with respect to any failure of this Agreement to so comply.
IN WITNESS WHEREOF, the parties have executed this Agreement electronically via the participant portal as of the date first above written.
Employee                        Universal Electronics Inc.

By:
Name: [[FIRSTNAME]] [[LASTNAME]]	Its:	Chief Executive Officer

Certificate Number: [[GRANTNUMBER]]

STATEMENT OF PERFORMANCE GOALS FOR
PERFORMANCE-BASED STOCK UNITS
This Statement of Performance Goals applies to the PSUs granted to the Employee on the Grant Date and is incorporated by reference as part of the Performance-Based Stock Unit Award Agreement between the Company and the Employee (the “Agreement”). The PSUs are subject to all of the terms and conditions in the Agreement and in the Plan.
1.Definitions. Capitalized terms used in the Agreement that are not specifically defined in this Statement of Performance Goals have the meanings assigned to them in the Agreement or if not defined therein, in the Plan. For purposes of this Statement of Performance Goals:
(a)“Performance Date” means, in the event a VWAP Goal (as defined below) is achieved for a particular Tranche, the first date as of which the VWAP Goal for such Tranche is achieved.
(b)“VWAP” means the trailing forty-five (45) day volume-weighted average price of the Shares. VWAP will be calculated using the daily high/low average price and total daily volume, each as presented by Yahoo Finance.
2.Performance Period.
(a)Performance Period:
(b)Potential Payout % (as a percentage of the target number of PSUs):
3.Performance Goals.
(a)General Vesting. The target PSUs are divided into three (3) vesting tranches (each, a “Tranche”). The PSUs in each Tranche shall vest upon the later of (i) the Committee’s certification of the achievement of the following VWAP applicable to each Tranche (the “VWAP Goal”), (which achievement must occur prior to the end of the Performance Period) and (ii) the relevant Retention Date for each Tranche as set forth below, subject to the Employee’s continued employment with the Company or its Subsidiary through the later of the applicable Performance Date and Retention Date for such Tranche.

Tranche	Number of PSUs	VWAP Goal	Retention Date
Tranche 1
Tranche 2
Tranche 3

(b)Change in Control Vesting. In the event that a Change in Control occurs during the Performance Period and Employee remains continuously employed through the effective date of such Change in Control, any then-unvested Tranche of PSUs shall vest as follows:
(i) Measurement Based on Per Share Deal Price. If a Change in Control occurs and any VWAP Goal has not yet been met, then the Per Share Deal Price (as defined below) will be measured against such VWAP Goal, as of a date determined by the Compensation Committee in its sole discretion, during the period beginning ten (10) days [calendar days / trading days] before the completion of the Change in Control and ending on the [calendar / trading] day immediately prior to the Change in Control, to determine whether any such VWAP Goal will be achieved. Any PSUs for which such VWAP Goal is deemed achieved based on the Per Share Deal Price will be considered vested PSUs as of immediately prior to the completion of the Change in Control.

(ii) Per Share Deal Price. For purposes of this PSU, “Per Share Deal Price” means the total amount of cash consideration and value of any non-cash consideration received or potentially receivable for a share by holders of Common Stock in connection with a Change in Control. The value of any non-cash consideration will be determined in good faith by the Compensation Committee, except that if such non-cash consideration is in the form of publicly traded securities, then the value of such publicly traded securities will be based on the closing trading price of such publicly traded securities on the date of Closing.
(iii) Vesting at Closing. Any PSUs that become vested PSUs prior to or in connection with the Change in Control will vest as of immediately prior to the effective date of such Change in Control irrespective of any remaining service-vesting to be completed (i.e., the service-vesting component will be fully accelerated).
(iv) Forfeiture. Any PSUs that do not become vested PSUs will be forfeited as of immediately prior to the Change in Control.
4.Certification. The Committee shall periodically assess whether the VWAP for a particular Tranche has been achieved, and, if it concludes that such VWAP Goal has been achieved, shall (a) promptly certify such achievement and (b) determine the Performance Date on which such VWAP Goal was first achieved. For the avoidance of doubt, the Committee may certify the achievement of the VWAP Goal for any Tranche following the last day of the Performance Period, provided that the applicable Performance Date occurred prior to the end of the Performance Period.
5.Expiration. Any outstanding, unvested PSUs for any Tranche with respect to which the Performance Date has not occurred on or prior to the end of the Performance Period will be immediately forfeited immediately following the end of the Performance Period.